Exhibit 23(b)
Consent of Independent Registered Public Accounting Firm
The Board of Directors
TD Banknorth Inc.:
We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-123360, 333-125387 and 333-131435), on Form S-3 (No. 333-81980-99, -01, -02, -03) and on Form S-4 (No. 333-61757-99) of TD Banknorth, Inc. of our report, dated February 25, 2005, with respect to the consolidated balance sheet of Banknorth Group, Inc. as of December 31, 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the December 31, 2005 annual report on Form 10-K of TD Banknorth, Inc.
/s/ KPMG LLP
Boston, Massachusetts
March 10, 2006